Exhibit 10.4.4


January 21, 2000


T. Diane Pewitt
991 Menlo Oak Drive
Menlo Park, CA  94025

Dear Diane,

I am pleased to confirm our offer to you to join VINA Technologies, Inc. as Vice President of Operations, reporting to me. This offer is contingent upon our completing reference checks.

Your base salary will be $15,000 per month, annualized $180,000 with semi-monthly pay periods. You will be eligible to earn an additional target incentive bonus of 25% of your salary based on achievement of corporate strategic goals and objectives. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 350,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California Law.

This offer constitutes employment at will, which may be terminated at any time by you or VINA Technologies, Inc. for any reason, with or without cause. This offer of employment is contingent upon your signing the Employee Proprietary Information and Inventions Agreements and compliance with the Federal Immigration Reform and Control Act of 1986.

This offer of employment will be valid until the close of business January 28, 2000. To accept this offer, please sign and return this offer letter to me by that date. Should you have any questions, do not hesitate to call me.

T. Diane Pewitt
January 21, 2000
Page 2


Diane, we look forward to your acceptance of our offer and if you have any questions, please give me a call.

Sincerely,



/s/ Steven M. Bauman

Steven M. Bauman
President & CEO



I am pleased to accept this offer with VINA Technologies, Inc. I will report to work on

   3-13-00
   -------



   /s/ T. Diane Pewitt                              1/27/00
   -------------------                              -------
   Signature                                        Date